Exhibit 4.3

Notice to Reader

Audited Annual Consolidated Financial Statements of Cizzle Brands Corporation for the year ended July 31, 2025 and for the period from the date of incorporation (January 10, 2024) to July 31, 2024 were refiled to include the ‘Other Information’ section in the independent auditor’s report as required by CAS 720 The Auditor’s Responsibilities Relating to Other Information. This was the only change made to the financial statements. No changes were necessary for the MD&A.

Cizzle Brands Corporation

(Formerly 1348512 B.C. Ltd.)

Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from the date of incorporation (January 10, 2024) to July 31, 2024

Independent Auditor’s Report

To the Shareholders of Cizzle Brands Corporation:

Opinion

We have audited the consolidated financial statements of Cizzle Brands Corporation and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at July 31, 2025 and July 31, 2024, and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024, and notes to the consolidated financial statements, including material accounting policy information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at July 31, 2025 and July 31, 2024, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with IFRS® Accounting Standards.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 2 in the consolidated financial statements, which indicates that the Company incurred a loss and comprehensive loss during the year ended July 31, 2025 and, as of that date, the Company had an accumulated deficit. As stated in Note 2, these events or conditions, along with other matters as set forth in Note 2, indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Except for the matter described in the Material Uncertainty Related to Going Concern section, we have determined that there are no other key audit matters to communicate in our report.

MNP LLP
1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audits or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

1 Adelaide Street East, Suite 1900, Toronto, Ontario, M5C 2V9 1.877.251.2922 T: 416.596.1711 F: 416.596.7894 MNP.ca

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.
●	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
●	Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Company as a basis for forming an opinion on the consolidated financial statements. We are responsible for the direction, supervision and review of the audit work performed for the purposes of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Zhi Huang.

Toronto, Ontario	Chartered Professional Accountants
October 29, 2025	Licensed Public Accountants

1 Adelaide Street East, Suite 1900, Toronto, Ontario, M5C 2V9 1.877.251.2922 T: 416.596.1711 F: 416.596.7894 MNP.ca

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Consolidated Statements of Financial Position

As at July 31, 2025 and July 31, 2024

(expressed in Canadian Dollars)

		As at	As at
	Notes	July 31, 2025	July 31, 2024
ASSETS
Current Assets
Cash		$3,137,254	$1,519,516
Trade Receivables	6	3,732,330	1,303,433
Prepaids and Other Assets	7	1,863,991	3,020,816
Inventory	8	4,512,687	1,376,990
Total Current Assets		13,246,262	7,220,755

Non Current Assets
Property and Equipment	9	273,678	159,335
Other Long Term Assets		130,865	-
Right of Use Assets	13	86,878	154,194
Intangible Asset	10	4,269,661	4,750,000
TOTAL ASSETS		$18,007,344	$12,284,284

LIABILITIES
Accounts Payable and Accrued Liabilities	11	$6,707,799	$1,409,619
Short Term Loans	12	1,227,997	$-
Current Portion of Lease Liabilities	13	66,537	63,158
Total Current Liabilities		8,002,333	1,472,777

Non-Current Liabilities
Lease Liabilities	13	32,187	88,298
Total Liabilities		8,034,520	1,561,075

Shareholders’ Equity
Common Shares	15	21,775,344	12,888,852
Warrant Reserve	15,16	3,601,132	1,598,790
Contributed Surplus	17	3,012,670	793,058
Accumulated Deficit		(18,416,322)	(4,557,491)
Total Shareholders’ Equity		9,972,824	10,723,209

TOTAL LIABILITIES & EQUITY		$18,007,344	$12,284,284

Going concern (Note 2A)
Subsequent Events (Note 24)

Approved by the Board of Directors

/s/ “John Celenza”	/s/ “Michael Doolan”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Consolidated Statements of Loss and Comprehensive Loss

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

	Notes	For the year ended July 31, 2025	Period from January 10, 2024 (Date of Incorporation) to July 31, 2024
Net Sales		$13,184,554	$2,072,317
Cost of Sales		(5,638,663)	(894,988)
Gross Profit		7,545,891	1,177,329

Expenses
Marketing		5,798,961	1,026,778
Selling, General and Administrative	18	11,310,731	3,601,316
Share Based Compensation	17	2,712,828	793,058
Foreign Exchange Loss		38,153	27,189
Depreciation and Amortization		625,277	286,479
Total Expenses		(20,485,950)	(5,734,820)

Other Expense	23	(418,772)	-
Listing Expense	4	(500,000)	-
Loss before taxes		(13,858,831)	(4,557,491)

Loss and Comprehensive Loss		(13,858,831)	(4,557,491)

LOSS PER SHARE
Loss per share, basic and diluted		$(0.07)	$(0.03)
Weighted average number of shares outstanding (basic and diluted)		193,338,589	160,583,499

The accompanying notes are an integral part of these consolidated financial statements

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Consolidated Statement of Shareholders’ Equity

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

		Common Shares		Warrants	Contributed	Accumulated	Total Equity
	Notes	Number	Dollar	Reserve	Surplus	Deficit	(Deficiency)
Balance as at January 10, 2024 (date of incorporation)		-	$-	$-	$-	$-	-
Proceeds from Capital Raise	15, 16	176,942,770	13,450,254	-	-	-	13,450,254
Warrants	11, 12	-	-	1,680,344	-	-	1,680,344
Share Issuance Costs	15, 16	-	(561,402)	(81,554)	-	-	(642,956)
Share Based Compensation	17	-	-	-	793,058	-	793,058
Net Loss and Comprehensive Loss		-	-	-	-	(4,557,491)	(4,557,491)
Balance as at July, 31, 2024		176,942,770	12,888,852	1,598,790	793,058	(4,557,491)	10,723,209

		Common Shares		Warrants	Contributed	Accumulated	Total Equity
	Notes	Number	Dollar	Reserve	Surplus	Deficit	(Deficiency)
Balance as at July 31, 2024		176,639,270	$12,888,852	$1,598,790	$793,058	$(4,557,491)	10,723,209
Proceeds from Private Placement	15, 16	29,899,124	7,254,181	2,090,852	-		9,345,033
Share Issuance Costs	15, 16	403,486	(239,120)	29,671	-	-	(209,449)
Effect of RTO	4, 15	1,666,666	500,000	-	-	-	500,000
Exercise of warrants	15, 16	2,725,000	1,188,181	(118,181)			1,070,000
Shares issued for Service	15	595,645	183,250				183,250
Share Based Compensation	17	-	-	-	2,219,612	-	2,219,612
Net Loss and Comprehensive Loss		-	-	-	-	(13,858,831)	(13,858,831)
Balance as at July, 31, 2025		211,929,191	$21,775,344	$3,601,132	$3,012,670	$(18,416,322)	$9,972,824

The accompanying notes are an integral part of these consolidated financial statements

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Consolidated Statements of Cashflow

For the year ended July 31, 2025 and for the periods January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

	Notes	For the year ended July 31, 2025	For the period from January 10, 2024 to July 31, 2024
Cashflow from Operating Activities
Net Loss		$(13,858,831)	$(4,557,491)
Depreciation of property and equipment		61,477	8,312
Amortization of right of use assets	13	67,316	28,167
Amortization of intangible asset	10	505,089	250,000
Interest on lease liabilities	13	22,447	-
Listing expense	4	500,000	-
Share based compensation	17	2,712,828	793,058
Trade receivables	6	(2,428,897)	(1,303,433)
Prepaids and other assets	7	1,303,343	(3,020,816)
Inventory	8	(3,135,697)	(1,376,990)
Accounts payable and accrued liabilities	11	5,481,430	1,409,619
Other long term assets		(130,865)	-
Net cash flows used in by operating activities		(8,900,360)	(7,769,574)

Cashflow from Financing Activities
Issuance of shares, units, and warrants net of issuance costs	3, 15, 16	9,660,379	14,487,642
Short term loans, net of interest and repayment	12	1,227,997	-
Deferred financing costs		(94,528)	-
Lease payments	12	(75,180)	(30,905)
Net cash flows provided by financing activities		10,718,668	14,456,737

Cashflow from Investing Activities
Purchase of property and equipment	9	(175,820)	(167,647)
Additions to intangibles	10	(24,750)	(5,000,000)
Net Cash Flows used in by Investing Activities		(200,570)	(5,167,647)

Net increase (decrease) in cash		1,617,738	1,519,516

Cash, beginning of period		1,519,516	-

Cash, end of period		$3,137,254	$1,519,516

The accompanying notes are an integral part of these consolidated financial statements

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS

Cizzle Brands Corporation (“Cizzle Brands” or the “Company”), (formerly 1348512 B.C. Ltd.) was incorporated on February 16, 2022 in the province of British Columbia. The Company is committed to health and wellness through sale of innovative beverage and nutrition products.

On December 19, 2024, 1348512 B.C. Ltd. completed the reverse take over (‘RTO’) of Cizzle Brands Limited (“CBL”), and changed its name to Cizzle Brands Corporation. The Company commenced trading of its common shares on the Cboe Stock Exchange (“CBOE”) under the symbol “CZZL”.

The address of the Company’s corporate office is 35 McCleary Court, Unit 21, Concord, ON, L4K 3Y9.

2.	BASIS OF PRESENTATION

a.	Going concern

These consolidated financial statements (the “financial statements”) have been prepared on a going concern basis, which assumes that Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. During the year ended July 31, 2025, the Company incurred a comprehensive loss of $13,858,831, (period from January 10, 2024 (date of incorporation) to July 31, 2024 was $4,557,491) and had negative cash flows from operations of $8,900,360 (period from January 10, 2024 (date of incorporation) to July 31, 2024 was $7,769,574). The Company also had an accumulated deficit of $18,416,322 (period from January 10, 2024 (date of incorporation) to July 31, 2024 - $4,557,491).

There remains a material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern. These consolidated financial statements do not include adjustments to the recoverability and classification of recorded assets and liabilities and related expenses that might be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business at amounts diﬀerent from those in the accompanying consolidated financial statements. Such adjustments could be material.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

The Company’s ability to continue as a going concern is highly dependent upon the Company’s ability to obtain the ongoing support of its creditors, lenders and investors, obtain profitable operations, generate significant sales and/or raise additional capital. These consolidated financial statements do not reﬂect adjustments in the carrying values of assets and liabilities, the reported revenues and expenses, and the statement of financial position classifications used that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments would be material.

b.	Statement of Compliance

The consolidated financial statements have been prepared in accordance with IFRS® Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”)

The consolidated financial statements were authorized for the issuance by the Board of Directors on October 29, 2025.

c.	Basis of Measurement

These consolidated financial statements have been prepared on a historical cost basis and are presented in Canadian dollars, which is the functional and presentation currency of the Company and its subsidiaries. The functional currency for Cizzle Brands USA Inc. is US dollars.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

d.	Basis of Consolidation

The consolidated financial statements of the Company and its wholly owned subsidiaries have been prepared using the same basis of presentation, accounting policies and methods of computation as those of the audited consolidated financial statements for the period of January 10, 2024 (date of incorporation) to July 31, 2024. The chart below summarizes the entities included in the consolidated financial statements as at July 31, 2025.

Entity Name	Place of Incorporation	Ownership	Functional Currency
Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)	British Columbia, Canada	Parent	Canadian Dollars
Cizzle Brands Ltd.	Ontario, Canada	Wholly owned subsidiary of Cizzle Brands Corporation	Canadian Dollars
Cizzle Brands Inc.	Ontario, Canada	Wholly owned subsidiary of Cizzle Brands Ltd.	Canadian Dollars
Cizzle Brands USA Inc.	Delaware, USA	Wholly owned subsidiary of Cizzle Brands Ltd.	United States Dollars

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

e.	Functional currency and foreign currency translation

These consolidated financial statements are presented in Canadian dollars. Transactions in foreign currencies are translated into the functional currency of the relevant parent/subsidiary company using the exchange rate in effect on the transaction date. Foreign exchange gains and losses resulting from the settlement of such transactions and the remeasurement of monetary items at the reporting date exchange rate are recognized in a net loss. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction. The functional currency of the subsidiary remains unchanged during the reporting period. As of July 31, 2025, there have been no transactions in Cizzle Brands USA Inc.

3.	MATERIAL ACCOUNTING POLICIES

a.	Cash

Cash represents cash deposits held at financial institutions. Cash is held at major financial institutions and is subject to credit risk to the extent it exceeds federal deposit insurance limits.

b.	Revenue recognition

The Company recognizes revenue in accordance with IFRS 15, Revenue from Contracts with Customers. Revenue represents the fair value of consideration received or receivable from customers for the sale of goods, net of applicable sales taxes, discounts, and allowances. The Company’s revenue arises primarily from the sale of products to retail/wholesale and consumers customers, which amounted to $12,196,011 (2024 - $1,963,237), and $988,543 (2024 - $109,080) respectively for the year ended July 31, 2025.

Identification of Performance Obligations

The Company’s contracts with customers generally include a single performance obligation: the delivery of goods purchased. The Company does not provide significant after-sale services, rights of return, or other material promises that would give rise to multiple performance obligations.

Timing of Revenue Recognition

For both retail/wholesale and consumer revenue streams, the Company recognizes revenue when the control of the products has been transferred to the customers which is recognized at a point in time.

Consideration and Payment Terms

The Company’s standard payment terms with customers generally range from 30 to 60 days from the invoice date, depending on the customer and nature of the relationship. Certain customers may receive extended credit terms based on the contractual arrangements. The Company also offers discounts to the customers that pay earlier than the due date. The variation in terms reflects expected delivery times and customary business practices.

Consumer customers pay upfront when the contracts are created.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

Returns and Warranties

The Company does not offer a general right of returns or refunds, other than in the situation where the products are defective or damaged. The customers are provided with a limited period of time to inspect the delivered products and inform the Company. Historical experience indicates that lost shipments or returns are rare. The Company monitors such occurrences and, if they were to become material, would record an estimate of expected returns or losses as a reduction of revenue.

Customer Discounts

The Company offers discounts to customers from time to time. Most of the discounts are based on historical quantities that the customers purchased from the Company. The Company reviews the discount policy with the retail/wholesale and consumers customers on a regular basis and adjust the estimate as needed.

Refunds

The Company’s refund policy stipulates that once an order has been shipped, customers cannot return or modify their order unless a defect is reported. The Company ensures all products are defect-free prior to shipment through rigorous quality control processes. In the rare event a defect is reported upon delivery, the Company reviews the claim to determine eligibility for a refund or replacement.

c.	Prepaids

Prepaid expenses are recognized as current assets in the consolidated financial statements and are either expensed or reclassified to the appropriate asset category as the related benefits are realized, in accordance with the accrual basis of accounting under IFRS.

d.	Inventory

Inventories are valued at the lower of cost and net realizable value. Cost is determined using a weighted average cost method and includes expenditures incurred in acquiring the inventories and bringing them to their existing location and condition to sell. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. If the net realizable value is less than cost, inventories are written down. If the net realizable value subsequently increases, a reversal of the loss initially recognized is applied to cost of sales. As of July 31, 2025 and 2024, there was no inventory write down.

Cizzle Brands inventory include raw materials, and finished product held for sale in the ordinary course of business.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

e.	Cost of Sales

Cost of Sales includes the purchase price of the product, procurement and manufacturing costs, as well as expenses required to prepare the product for sale. Such expenses include inbound freight, handling, conversion costs, and other costs directly attributable to bringing the product into a sellable condition.

f.	Property and equipment

Property and equipment are stated at acquisition cost less accumulated depreciation and impairment losses. Depreciation is provided over the estimated useful lives of the assets using the following annual rates and term:

Computer Equipment	3 years	Straight Line
office Equipment	5 years	Straight Line
Leasehold Improvements	3 years	Straight Line

An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the general and administrative expenses. The asset residual values, useful lives and methods of depreciation are reviewed at each reporting period and adjusted prospectively if appropriate.

Property and equipment are reviewed at each reporting date to determine whether events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any such indication exists, then the assets or CGU’s (“Cash Generating Unit”) recoverable amount is estimated. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount (fair value less cost to sell). An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation, if no impairment loss had been recognized.

There have been no impairment losses recognized the current period.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

g.	Intangible assets

Intellectual Property

On January 25, 2024, the Company acquired 100% of Cizzle Brands Inc. for $5 million cash consideration. An Intangible Asset was recognized in the consolidated financial statements for the intellectual property and formulations acquired through this transaction. The acquisition was treated as an asset acquisition.

The Company amortizes the intellectual property over a 10-year period, on a straight-line basis, reflecting the expected benefit period of the acquisition. The amortization expense is recognized in the statement of comprehensive loss.

Management capitalizes the direct costs associated with the development of its internally generated website once the project has reached the application development stage and it is probable that future economic benefits will flow to the Company. Capitalized costs include expenditures directly attributable to the design, coding, testing, and implementation of the website, including employee compensation, external development fees, and other related costs. Research, planning, and maintenance expenditures are expensed as incurred. The website is recognized as an intangible asset and is amortized on a straight-line basis over its estimated useful life of three years, commencing when the website is available for its intended use. The asset is reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.

Management will regularly review the carrying amount of intellectual property to determine if any impairment indicators exist. If necessary, the company will perform an impairment test and recognize an impairment loss in accordance with applicable accounting standards.

h.	Impairment of non-financial assets

Non-financial assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In addition, non- financial assets that are not amortized are subject to an annual impairment assessment. Any impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount in earnings of continuing or discontinued operations, as appropriate. As of July 31, 2025 no impairment of non-financial assets was recorded.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

i.	Lease accounting

The Corporation has a lease agreement for its office. The determination of whether an arrangement is or contains a lease is based on the right to control an identified asset over the term of the arrangement. Qualifying leases are recorded as a right-of-use (“ROU”) asset for the right to use the underlying asset, and a lease liability for the obligation to make lease payments in the consolidated statements of financial position. Lease payments associated with low value leases and leases with a term of under twelve months are expensed.

At the commencement date of a lease, a ROU asset is recognized at cost and depreciated on a straight-line basis over the term of the agreement. ROU assets measured at cost are comprised of the initial lease liability, any lease payments made at or before the commencement date, and initial direct costs. ROU assets are remeasured when a modification to the underlying lease results in a remeasurement of the corresponding lease liability.

At the commencement date of a lease, a lease liability is recognized at the present value of all future lease payments discounted using either the interest rate implicit in the lease or using the Corporation’s incremental borrowing rate if the implicit rate is not readily available. Discounted future lease payments are comprised of fixed payments less any incentives received, variable payments based on an index or rate, amounts expected to be payable under residual value guarantees, the exercise price of a purchase option (where the option to exercise is reasonably certain), and penalties for terminating a lease (where the expectation of termination is reasonably certain).

The carrying value of the lease liability is increased by the interest on the lease liability and decreased by the lease payments made. The interest charge is allocated to each period during the lease term. Interest on the lease liability is calculated using the discount rate at the commencement date. Variable lease payments that do not depend on an index or rate are expensed in the period in which they occur.

Any modification to an existing lease agreement triggers reassessment of the lease contract. If the lease modification is not accounted for as a separate lease, the lease liability is remeasured at the effective date of the modification by discounting the revised lease payments using a revised discount rate. A remeasurement of the lease liability will result in a corresponding adjustment to the ROU asset.

Incremental borrowing rates

The Company’s incremental borrowing rate is used to estimate the initial value of the lease liability and associated right of use asset. The Company’s incremental borrowing rate is determined with reference to the borrowing rate for a similar asset within a country for a similar lease term. For determination of the applicable lease term, management takes into consideration any options for lease extensions, as well as contractually agreed break clauses within each lease.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

j.	Share capital

Share capital represents the amount received for shares that have been issued less transaction costs directly attributable to the issuance of common shares net of any related income tax benefits.

The Company uses valuation techniques that include inputs that are observable market data to estimate the fair value of common share purchase warrants and equity-settled share-based payments. The valuation techniques require the input of subjective assumptions including expected volatility, and expected life of the instrument. Warrants attached to units are valued based on the fair value and the difference between the proceeds raised and the value assigned to the warrants is the fair value of the shares. If and when the warrants are exercised, the related amount of warrant reserve is transferred to share capital. Any consideration paid on the exercise of the warrants is credited to share capital. For those warrants that expire unexercised on maturity, the recorded value is transferred to contributed surplus.

k.	Share based compensation

The Company uses the Black-Scholes formula to estimate the fair value of equity instruments granted in connection with equity-settled share-based payments.

The share-based compensation cost is recorded as an expense in the consolidated statements of loss and comprehensive loss.

If vesting periods or other vesting conditions apply, the expense is allocated over the vesting period, based on the best available estimate of the number of awards expected to vest. Estimates are subsequently revised if there is any indication that the number expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior periods if awards ultimately exercised are different to that estimated on vesting. When share options are exercised, any consideration paid is credited to share capital in addition to the amount previously vested and recorded in contributed surplus.

An award with different vesting dates is considered a separate grant for the calculation of fair value and the resulting fair value is amortized over the vesting period of the respective grants.

The Company is also required to estimate the future forfeiture rate of stock options based on historical information in its calculation of share-based payments. Refer to Note 17 for further details.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

l.	Loss per share

Basic loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of shares outstanding in the period. Diluted loss) per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to purchase common shares at the average market price during the period. As the Company incurred a net loss for the period ended July 31, 2025, the outstanding stock options and warrants were excluded from the calculation of diluted loss per share because their effect is anti-dilutive.

m.	Financial Instruments

The Company classifies the fair value of financial instruments according to the following hierarchy based on the number of observable inputs used to value the instruments:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. A financial asset or liability is measured initially at fair value plus, for an item not measured at fair value through profit or loss (‘FVTPL’), transaction costs that are directly attributable to its acquisition or issuance.

Financial assets

At initial recognition, a financial asset is classified and measured at: amortized cost, fair value through profit or loss (“FVTPL”) or fair value through other comprehensive income (“FVOCI”) depending on the business model and contractual cash flows of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. A substantial modification to the terms of an existing financial asset results in the derecognition of the financial asset and the recognition of a new financial asset at fair value.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

In the event that the modification to the terms of an existing financial asset do not result in a substantial difference in the contractual cash flows the gross carrying amount of the financial asset is recalculated and the difference resulting from the adjustment in the gross carrying amount is recognized in net loss. The Company’s cash and accounts receivable are measured at amortized cost. The Company has no financial assets measured at FVTPL or FVTOCI

Financial Liability

Financial liabilities are initially measured at amortized cost or FVTPL. Accounts payable and accrued liabilities are initially recognized at the amount required to be paid less any required discount to reduce the payables to fair value.

Financial liabilities are derecognized when the liability is extinguished. A substantial modification of the terms of an existing financial liability is recorded as an extinguishment of the original financial liability and the recognition of a new financial liability. The difference between the carrying amount of a financial liability extinguished and the consideration paid is recognized in net loss. Where a financial liability is modified in a way that does not constitute an extinguishment, the modified cash flows are discounted at the liability’s original effective interest rate. Transaction costs paid to third parties in a modification are amortized over the remaining term of the modified debt.

The Company’s accounts payable, accrued liabilities, and short term loans are measured at amortized cost.

n.	New standards, amendments and interpretations not yet adopted by the Company

The amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company’s consolidated financial statements are disclosed below. The Company intends to adopt these amended standards and interpretations, if applicable, when they become effective.

Amendments to IAS 1: Classification of Liabilities as Current or Non-current

In January 2020, the IASB issued amendments to paragraphs 69 to 76 of IAS 1 to specify the requirements for classifying liabilities as current or non-current. The amendments are effective for annual reporting periods beginning on or after 1 January 2024 and must be applied retrospectively. The amendments are not expected to have a material impact on the Company’s consolidated financial statements.

All other IFRSs and amendments issued but not yet effective have been assessed by the Company and are not expected to have a material impact on the consolidated financial statements.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

4.	REVERSE TAKEOVER TRANSACTION

On December 19, 2024, Cizzle Brands Corporation (“CBC” or the “Company”) completed a Qualifying Acquisition (the “Transaction”) with Cizzle Brands Limited (“CBL”) by way of a three-cornered amalgamation, resulting in the reverse take-over of CBC by the former shareholders of CBL.

The Transaction was completed pursuant to the terms of a definitive amalgamation agreement among Cizzle Brands Corporation (“CBC” or the “Company”), Cizzle Brands Ltd. (“CBL”), and CBC Acquisition SubCo (“SubCo”), a wholly-owned subsidiary of the Company.

Prior to completion of the Transaction, the Company consolidated all of its issued and outstanding common shares on a 1.80-for-1 basis.

In consideration for the Transaction, the Company issued 194,506,598 common shares to the former shareholders of CBL. The acquisition-date fair value of the consideration is based on the number of equity interests CBL would have had to issue to give the owners of CBC the same percentage equity interest in the combined entity that results from the reverse acquisition. Each share was measured at the market price of $0.30, representing total consideration of approximately $500,000.

Immediately after completion of the Transaction, the former shareholders of CBL owned approximately 99% of the issued and outstanding common shares of the Company, and the existing shareholders of the Company owned approximately 1%. As a result, the Transaction constituted a reverse take-over (“RTO”) of the Company by the former shareholders of CBL.

These consolidated financial statements represent a continuation of the financial position, results of operations, and cash flows of CBL, together with the equity structure of CBC.

Transaction-related costs of approximately $380,920, consisting primarily of professional and regulatory fees, were incurred by CBL in connection with the RTO and are included in general and administrative expenses in the consolidated statements of loss and comprehensive loss.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

In conjunction with the Qualifying Acquisition, CBL completed a private placement of common shares for gross proceeds of $1,037,682, through the issuance of 3,458,940 common shares at a price of $0.30 per share.

Equity Consideration of Cizzle Brands Ltd:
Total common shares outstanding of CBC at merger	1,666,666
Per share value	$0.30
$500,000

Fair Value of net assets (liabilities) assumed	$-

Listing Expense	$500,000
Total Expense	$500,000

5.	ESTIMATES AND JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

The Company’s consolidated financial statements are prepared in accordance with IFRS recognition and measurement principles that often require Management to make judgments, estimates, and assumptions that affect the application of accounting policies, and the reported amounts presented and disclosed in the consolidated financial statements.

Management reviews these estimates and assumptions on an ongoing basis based on historical experience, changes in business conditions, and other relevant factors as it believes to be reasonable under the circumstances. Changes in facts and circumstances may result in revised estimates, and actual results could differ from those estimates. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Estimates

Share-based compensation

The estimation of share-based compensation requires the selection of an appropriate valuation model and consideration as to the inputs necessary for the valuation model chosen. The Company has chosen the Black-Scholes valuation model. The Company has made estimates as to the volatility of its own share, the probable life of share options granted, the forfeiture rate of options granted, and the time of exercise of those share options.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

Warrants

The Company uses the estimated fair-value methods using the Black-Scholes method with respect to the measurement of common shares and warrants issued as private placement units. The proceeds from the issuance of units are allocated between share capital and warrants. Unit proceeds are allocated to shares and warrants using the relevant valuation model such as Black-Scholes or the barrier option pricing models where appropriate.

Impairment of non-financial assets

Property, equipment and intangible assets are tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. When an indication of impairment is identified, the carrying value of the asset or group of assets is measured against the recoverable amount. The Company evaluates impairments losses, other than goodwill impairment, for potential reversals when events or circumstances warrant such consideration.

Judgments

Further information on the Company’s accounting policy for revenue recognition is provided in Note 3(b).

Going concern risk assessment

The assessment of the Company’s ability to continue as a going concern and raising additional debt or equity financing or attaining commercial operations and generating sufficient revenues to achieve and sustain profitability for the ensuing year, and to fund planned research and development activities, involves significant judgment based on historical experience and other factors including expectation of future events that are believed to be reasonable under the circumstances.

Trade receivables

Trade receivables (Note 6) are the result of billings of services performed. The Company’s credit risk arises from the possibility that a counterparty which owes the Company money is unable or unwilling to meet its obligations in accordance with the terms and conditions in the contracts with the Company, which would result in a financial loss for the Company.

Expected credit loss

The Company assesses impairment for accounts receivable quarterly in accordance with IFRS 9. The Expected Credit Loss (“ECL”) model requires significant judgment, particularly in evaluating how changes in economic conditions influence ECLs. These are determined on a probability-weighted basis. In line with IFRS 9, the Company applies a simplified approach to calculate ECLs on trade receivables, utilizing a provision matrix that reflects historical credit loss experience and forward-looking estimates.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

Under this approach, the Company applies a provision based on the aging of accounts receivable. The provision rates are reviewed regularly to ensure they appropriately reflect the current credit risk and economic environment.

Reserve for inventory obsolescence

The Company values inventory at the lower of cost or net realizable value. Based upon a consideration of quantities on hand, actual and projected sales volume, anticipated product selling prices and product lines planned to be discontinued, slow-moving and obsolete inventory is written down to its net realizable value. Furthermore, significant changes in demand for the Company’s products would impact management’s estimates in establishing its inventory provision. Management performs quarterly assessments to evaluate whether inventory requires a write-down to its net realizable value, and any necessary adjustments are recognized as an increase to cost of sales. The Company recognizes impairment losses on inventory when items are damaged, lost, or otherwise unsellable, and all write-downs are recognized in profit or loss in the period they are identified.

As the Company’s products are newly introduced and continue to sell in full, no inventory impairments have been recorded to date. Management regularly reviews inventory to ensure valuations remain appropriate based on current market conditions and sales performance.

6.	TRADE RECEIVABLES

	As at July 31, 2025	As at July 31, 2024
Trade receivables	$3,823,232	$1,361,118
Expected credit losses	(90,902)	(57,685)
Trade receivables	$3,732,330	$1,303,433

	As at July 31, 2025	As at July 31, 2024
Current	$3,145,320	$1,214,761
31-60 Days	251,819	146,357
61-90 Days	152,086	-
91-120 Days	129,888	-
Over 120 Days	144,119	-
Total aged trade receivables	$3,823,232	$1,361,118

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

7.	PREPAIDS AND OTHER ASSETS

	As at July 31, 2025	As at July 31, 2024
Inventory	$576,689	$2,276,627
Marketing and promotion	563,221	225,000
Deposits	117,342	100,600
Building and IT	208,045	159,169
Insurance	87,330	42,245
Transportation	5,716	40,330
Professional fees	136,925	67,906
Other assets	168,724	108,939
Total prepaids	$1,863,991	$3,020,816

8.	INVENTORY

	As at July 31, 2025	As at July 31, 2024
Finished Goods	$4,117,204	$1,183,908
Raw Materials	395,483	193,082
Total Inventory	$4,512,687	$1,376,990

As of July 31, 2025, there is no obsolete inventory and no provisions for inventory have been recorded. The total amount of inventory reflected in the cost of sales was $5,423,995 (2024 -$751,998) for the year ended July 31, 2025.

9.	PROPERTY AND EQUIPMENT

	Office Equipment and		Computer	Leasehold
Cost	Furniture	Marketing Equipment	Equipment	Improvements	Total
As at January 10, 2024 (date of incorporation)	$-	$-	$-	$-	$-
Additions	112,672	-	13,352	41,623	167,647
As at July 31, 2024	112,672	-	13,352	41,623	167,647
Additions	125	132,020	43,675	-	175,820
As at July, 31, 2025	$112,797	$132,020	$57,027	$41,623	$343,467

Accumulated Depreciation
As at January 10, 2024 (date of incorporation)	$-	$-	$-	$-	$-
Additions	3,158	-	503	4,651	8,312
As at July 31, 2024	3,158	-	503	4,651	8,312
Additions	22,549	16,783	12,785	8,325	60,442
Adjustments	1,878	-	212	(1,055)	1,035
As at July 31, 2025	$27,585	$16,783	$13,500	$11,921	$69,789

Net Book Value
As at July 31, 2024	$109,514	$-	$12,849	$36,972	$159,335
As at July 31, 2025	$85,212	$115,237	$43,527	$29,702	$273,678

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

10.	INTANGIBLE ASSETS

	Intellectual Property	Website	Total
Costs
As at January 10, 2024 (date of incorporation)	$-	$-	$-
Additions	5,000,000	-	5,000,000
As at July 31, 2024	5,000,000	-	5,000,000
Additions	-	24,750	24,750
Disposals	-	-	-
As at July, 31, 2025	$5,000,000	$24,750	$5,024,750

Accumulated Amortization
As at January 10, 2024 (date of incorporation)	$-	$-	$-
Additions	250,000	-	$250,000
As at July 31, 2024	250,000	-	250,000
Additions	500,000	5,089	505,089
As at July, 31, 2025	$750,000	$5,089	$755,089

Net Book Value
As at July 31, 2024	$4,750,000	$-	$4,750,000
As at July, 31, 2025	$4,250,000	$19,661	$4,269,661

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	As at July 31, 2025	As at July 31, 2024
Accounts payable	$5,202,773	$1,043,762
Accrued liabilities	1,505,026	365,857
Total accounts payable and accrued liabilities	$6,707,799	$1,409,619

12.	SHORT TERM LOANS

During the year ended July 31, 2025, the Company entered into two merchant cash advance financing arrangements which provided the Company with working capital in exchange for a fixed repayment amount, remitted as a percentage of the Company’s sales.

Under the first arrangement, the Company received CAD $215,000 and was required to repay a fixed amount of CAD $228,545, to be remitted at a rate of 24 % of daily sales. As at July 31, 2025, the carrying-value of the promissory note was $150,932. For the year ended July 31, 2025, the Company made total repayments of interest and principal of $77,613.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

Under the second arrangement, the Company received USD $70,000 (CAD $102,448) and was required to repay a fixed amount of USD $74,690 (CAD $109,312), to be remitted at a rate of 22 % of daily sales. As at July 31, 2025, the carrying-value of the promissory note was $77,065. For the year ended July 31, 2025, For the year ended July 31, 2025, the Company made total repayments of interest and principal of $32,247.

On May 20, 2025, the Company entered into a short-term loan agreement with a related party, comprising of a close family member of one of the Company’s directors. Under the terms of the agreement, the related party advanced $1,000,000 to the Company. The loan is unsecured and repayable on demand. An arrangement fee of $55,000 was paid to the lender on the date of the loan advance. The loan is interest-free for the first 90 days following the advance of the principal amount, after which it bears interest at 20% per annum until repayment. The transaction was conducted on terms and conditions agreed by the related party and the Company and was approved by the Board of Directors in accordance with the Company’s related party transaction policy. During the year ended July 31, 2025, no principal or interest repayments were made.

13.	RIGHT OF USE ASSETS AND LEASE LIABILITIES

Right of use assets	Total
As at January 10, 2024 (date of incorporation)	$-
Additions	182,361
Right of use assets, as at July 31, 2024	182,361
Right of use assets as at July 31, 2025	$182,361

Accumulated Amortization
As at January 10, 2024 (date of incorporation)	$-
Amortization Expense	28,167
Accumulated amortization as at July 31, 2024	28,167
Amortization Expense	67,316
Accumulated amortization as at July 31, 2025	$95,483

Net Book Value
As at July 31, 2024	$154,194
As at July 31, 2025	$86,878

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

Lease Liabilities
As at January 10, 2024 (date of incorporation)	$-
Additions	182,361
Interest Expense	15,357
Lease Payments	(46,262)
Total lease liabilities as at July 31, 2024	151,456
Interest Expense	22,447
Lease Payments	(75,180)
Lease liabilities as at July 31, 2025	$98,724

Total lease liabilities as at July 31, 2025
Current	$66,537
Long term	$32,187
Total	$98,724

There have been no changes to the Company’s lease liability’s structure during period ended July 31, 2025.

The following table provides a maturity analysis of the Company’s lease liabilities. The amounts disclosed in the maturity analysis are the contractual undiscounted cashflow before deducting interest or finance charges.

Total
Income statement
Interest expense	$22,447
Amortizaiton expense	$67,316

Balance sheet
Lease liabilities	98,724
Right of use assets	86,878

Contractual lease obligation
Minimum payments under finance leases
Within 1 year	78,128
2 to 3 years	33,172
4 to 5 years	-
111,300
Effect of discounting	(12,576)
98,724
Less: Current portion	66,537
Non-current portion	32,187

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

14.	RELATED PARTY TRANSACTIONS

During the years ended July 31, 2025 and 2024, key management personnel are deﬁned as those individuals having authority and responsibility for planning, directing, and controlling the activities of the Company. The Company considers its Executive Chairman and Chief Executive Offcer (“EC&CEO”), its Co-President & Chief Revenue Offcer, its Co-President & Chief Marketing Offcer, its Chief Operating Offce (“COO”), and its Chief Financial Offcer and Corporate Secretary(“CFO”), to be its key management personnel, in addition to its board of directors. Compensation of key management is included in the consolidated statements of loss and comprehensive loss as follows:

		For the period from January 10,
	For the year ended	2024 (date of incorporation) to
	July 31, 2025	July 31, 2025
Salaries, consulting fees, bonus and benifits	$2,750,791	$774,345
Share-based payments	522,920	-
Total	$3,273,711	$774,345

As at July 31, 2025, the Company has an outstanding balance of $ 874,671 (2024 - $23,725) payable on demand to the officers of the Company, related to outstanding remuneration, which is included in accounts payable and accrued liabilities.

On January 25, 2024, CBL purchased 100% of the shares of Cizzle Brands Inc. for cash consideration of $5,000,000. The acquisition was accounted as an asset acquisition, and the fair value of the asset acquired comprising of intellectual property, was determined based on the total consideration paid in cash. Cizzle Brands Inc. was a related party, which was previously owned by an officer of the Company. The transaction was conducted on terms and conditions agreed to by the related party and the Company and was approved by the Board of Directors in accordance with the Company’s related party transaction policy.

On May 20, 2025, the Company entered into a short-term loan agreement with a related party, as disclosed in Note 12.

During the July 2025 private placement, four officers of the Company received units valued at $545,206 in lieu of cash compensation.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

15.	SHARE CAPITAL

Authorized:

An unlimited number of common shares, no par value. There are no rights, preferences, or restrictions attached to that class.

	# of Shares	$ Shares	$ Warrants	$ Total
As at January 10, 2024 (date of incorporation)	-	$-	$-	$-
Private placement of common shares and warrants (unit) (1)	176,942,770	$13,450,254	$1,680,344	$15,130,598
Issuance costs (2)	-	(561,402)	(81,554)	(642,956)
As at July 31, 2024	176,639,270	$12,888,852	$1,598,790	$14,487,642
Shares issued in Private Placement (unit) (3)	29,899,124	7,254,181	2,090,852	9,345,033
Share Issuance Cost (4)	403,486	(239,120)	29,671	(209,449)
Shares Issued in connection with RTO (5)	1,666,666	500,000	-	500,000
Exercise of warrants (6)	2,725,000	1,188,181	(118,181)	1,070,000
Shares issued for Service (7)	595,645	183,250	-	183,250
As at July, 31, 2025	211,929,191	$21,775,344	$3,601,132	$25,376,476

(1)	Prior to July 31, 2024, the Company issued 73,473,270 units at a price of $0.20/unit. Each unit consisted of 1 common share and one-half warrant, with an exercise price of $0.40 and an expiry of 4 years from the date of issue. In connection with the private placement, the Company issued 966,000 units as commission for services rendered in relation to the funds raised. The commission units were issued on the same terms as those offered in the private placement. The balance of total private placement was allocated to common shares of $13,450,254, and to warrants of $1,680,344.

In January 2024, the Company issued 101,300,000 founders’ shares at a nominal value. These shares were issued to the initial founders of the Company to establish its share capital base.

In February 2024, 900,000 common shares were issued as settlement for consulting services the company received, measured at $180,000.

(2)	In connection with the issuance of Units the Company incurred costs of $642,956. These issuance costs were allocated $561,402 to common shares and $81,554 to the warrant reserve. The allocation was made in the same proportion as how the proceeds from the issuance of the Units were allocated between common shares and warrants.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

In August 2024, the Company completed the offering and issued 3,750,000 units at a price of $0.20 per unit for gross proceeds of $750,000. Each unit consists of one common share and one- half Warrant. Each warrant is exercisable into one common share at an exercise price of $0.40 and expires on August 2028. The gross proceeds from the units were allocated using the relative fair value method. As a result, $665,754 was allocated to share capital and $84,246 was allocated to warrant reserves.

In October and November 2024, the Company issued 10,185,508 common shares at a price of $0.30/share for gross proceeds of $3,055,654.

In conjunction with the go public transaction, in December 2024, the Company issued 3,458,940 common shares at a price of $0. 30 per share for gross proceeds of $1,037,682.

In July 2025, the Company closed a private placement with total proceeds of $3,956,491, consisting of a total of 10,990,252 units at a price of $0.36/unit. Each Unit consists of one common share of the Company and one share purchase warrant of the Company. Each Warrant entitles the holder thereof to purchase one additional Share of the Company at a price of $0.44 for a period of thirty-six months from the date of issuance. The gross proceeds from the units were allocated using the relative fair value method. As a result, $2,192,907 was allocated to share capital and $1,763,584 was allocated to warrant reserves. Included in this private placement were 1,514,461 units issued to four officers of the Company in lieu of cash compensation. The value of the units were allocated to share capital for an amount of $302,184 and warrant reserves for an amount of $243,022.

(3)	In connection with the August 2024 offering, the Company incurred costs of $17,840, these issuance costs were allocated $14,075 to common shares and $3,765 to the warrant reserve. The allocation was made in the same proportion as how the proceeds from the issuance of the Units were allocated between common shares and warrants.

In connection with the October and November 2024 share issuances, the Company incurred costs of $75,493. Additionally, the Company issued 332,875 commission shares with a total fair value of $99,863 to finders.

In connection with the offering which occurred in conjunction with the go public transaction, the Company issued 239,781 broker warrants with a total fair value of $42,369. Each broker’ warrant is exercisable at a price of $0.30 and expires in November 2026.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

In connection with the July 2025 private placement, the Company incurred costs of $20,088, these issuance costs were allocated $11,157 to common shares and $8,931 to warrant reserve. The allocation was made in the same proportion as how the proceeds from the issuance of the Units were allocated between common shares and warrants.

(4)	The Company issued 1,666,666 common shares at a value of $0.30 to the shareholders of Cizzle Brands Corporation as part of the reverse takeover transaction (Note 3).

(5)	During the year ended July 31, 2025, 2,625,000 warrants with an exercise price of $0.40 were exercised in exchange for 2,625,000 common shares. In addition, 100,000 broker units were exercised with an exercise price of $0.20 per unit in exchange for $20,000. As a result, 100,000 common shares and 50,000 warrants were issued.

(6)	During the year ended July 31, 2025, the Company issued 595,645 common shares to settle debts of $183,250. The shares issued were valued using the Company’s stock price at the date of issuance.

16.	WARRANT RESERVE

The warrants issued were valued using the Black-Scholes Model. The following table presents information regarding warrants issued by the Company:

		Weighted Avg	Weighted Avg
	# of warrants	Exercise Price	Remaining Life	Expiry Date
As at January 10, 2024 (date of incorporation)	-	-	-	-
Issuance of warrants (1)	37,371,385	$0.40	2.75	February 7, 2028 to July 31, 2028
As at July 31, 2024	37,371,385	$0.40	2.75
Issuance of warrants (2) (5)	1,875,000	$0.40	3.26	August 1, 2028
Issuance of Broker warrants (3)	239,781	$0.30	1.54	November, 2026
Issuance of Broker warrants (7)	12,504,671	$0.44	2.96	July 2028
Exercise of Warrants (4)	(2,625,000)	$0.40
As at July, 31, 2025	49,365,837	$0.40	2.06

	# of broker units	Weighted Avg Exercise Price	Weighted Avg Remaining Life	Expiry Date
As at January 10, 2024 (date of incorporation)	-	$-	-
Issuance of warrants (5)	303,500	$0.20	0.87	June 13, 2026
As at July 31, 2024	303,500	$0.20	0.87	June 13, 2026
Exercise of broker units(5) (6)	(100,000)	$0.20
As at April 30, 2025	203,500

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

(1)	During the period of incorporation to July 31, 2024, the Company issued 37,371,385 warrants associated with the with issuance of the equity units. The warrants have an estimated fair value of $1,680,344 ($0.04 per warrant) in connection with the private placement of Units (Note 12).

Each warrant entitles the holder thereof to acquire one half common share of the Company for a price of $0.20 for a period of two years from the date of issuance.

(2)	In August 2024, the Company issued 1,875,000 warrants in connection with the private placement of Units (Note 15). The warrants have an estimated fair value of $84,246 ($0.04 per warrant). Each warrant entitles the holder thereof to acquire one half common share of the Company for a price of $0.20 for a period of two years from the date of issuance.

(3)	In November 2024, the Company issued 239,781 broker warrants associated with in connection with the private placement of common shares (Note 15). The warrants have an estimated fair value of $42,369 ($0.18 per warrant). Each warrant entitles the holder thereof to acquire one common share of the Company for a price of $0.30 for a period of two years from the date of issuance.

(4)	During the year ended July 31, 2025, 2,625,000 warrants were exercised at a price of $0.40 in exchange for 2,625,000 common shares

(5)	In addition, 100,000 broker warrants were exercised at a price of $0.20 per warrant in exchange for $20,000. As a result, 100,000 common shares and 50,000 warrants (Note 15) were issued.

(6)	In prior reporting periods, broker units were included within the share capital and warrants reserve disclosure. To enhance transparency and provide greater clarity, broker units are now disclosed separately from other share and warrant instruments. This change in presentation does not impact previously reported financial figures but improves the granularity of information provided to users of the consolidated financial statements. Note 15 (3).

(7)	In July 2025, the Company issued 12,504,713 warrants in connection with the private placement of Units (Note 15). The warrants have an estimated fair value of $2,006,606 ($0.16 per warrant). Each Warrant entitles the holder thereof to purchase one common share of the Company for a price of $0.44 for a period of thirty-six months from the date of issuance.

The below inputs and assumptions were used in the fair value determination of the warrants:

	July 31, 2024	July 31, 2025
Estimated fair value per common share	$0.20	$0.20 - $0.30
Exercise price of warrants	$0.40	$0.30 - $0.44
Expected life, in years	4.00	2.00 - 4.00
Volatility	98%	98% - 113%
Risk free interest rate	3.95%	2.78% - 3.17%

There were no forfeitures of warrants were recorded during the year ended July 31, 2025 (nil- from January 10, 2024 (the date of incorporation) to July 31, 2024.)

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

17.	SHARE BASED COMPENSATION

The stock option plan is applicable to employees and directors of the Company. The options are granted at the Company’s current fair market value of the common shares under terms and conditions determined by the Board. Under the terms of the plan, the options generally vest proportionately over a three-year period and expire ten years from the date of the grant. There were 9,312,000 options issued during the year ending July 31, 2025 (19,120,000 for the period from January 10, 2024 (the date of incorporation) to July 31, 2024), to employees and contractors. The Company recognized a total of $ 2,712,828 of stock based compensation for the year ended July 31, 2025 ($793,058 for period from January 10, 2024 (the date of incorporation) to July 31, 2024). Included in the total stock based compensation expense is an amount of $493,216, which represents shares and warrants issued to officers of the Company (note 16). The Company may issue up to 15% of common shares outstanding as options under its stock- option plan.

	# of Options	Weighted Average Exercise Price per Share	Expiry date	Weighted Average Remaining Contractual Life (in Years)
As at July 31, 2024	19,120,000	$0.20	February 2034 to July 2034	8.03
Granted (August 1, 2024 to October 31, 2024)	2,290,000	$0.21	May 2034 to October 2034	8.93
Granted (November 1, 2024 to January 31, 2025)	5,145,000	$0.31	November 2034 to January 2035	9.34
Granted (February 1, 2025 to April 30, 2025)	800,000	$0.40	February 2035 to April 2035	9.67
Granted (May 1, 2025 to July 31, 2025)	1,077,000	$0.44	May 2035 to July 2035	9.82
Forfeited	968,334	$0.21
As at July 31, 2025	27,463,666	$0.23		8.43
Vested	11,166,867
Unvested	16,296,799

The Company uses the Black-Scholes method to calculate option values, the below assumptions were used for all options issues:

	For the period from January 10, 2024 (date of incorporation) to July 31, 2024	For the year ended July 31, 2025
Estimated share price	$0.20	$0.20 - $0.44
Exercise price	$0.20	$0.20 - $0.45
Expected life, in years	3.00	6.50
Estimated volatility	98%	98% - 120%
Estimated risk free interest rate	3.95%	2.64% - 3.16%

The maximum term of the options is 10 years. The share price is the fair value of the shares based on the private placement share price on the day of the grant. The volatility is based on comparable public companies within comparable industries.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

18.	SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

The breakdown of Selling, General and Administrative Costs by nature are as follows:

	For the year ended	January 10 (date of incorporation) to
	July 31, 2025	July 31, 2024
Payroll and accrued bonus	$2,964,243	$878,393
Transportation	1,524,626	290,998
Professional fees	4,538,125	1,275,216
Other selling, general and administrative expense	2,283,737	1,156,709
Total Selling, general and administrative expense	$11,310,731	$3,601,316

19.	FINANCIAL INSTRUMENTS, RISKS AND CAPITAL MANAGEMENT

The Company has exposure to counterparty credit risk, liquidity risk, and market risk associated with its financial assets and liabilities. The Company’s risk management program seeks to minimize potential adverse effects on the Company’s financial performance and ultimately shareholder value. The Company manages its risks and risk exposures through a combination of insurance, a system of internal controls, and sound business practices.

The Company’s financial instruments and the nature of the risks to which they may be subject to are set out in the following table.

Risks
Market
			Foreign	Interest
	Credit	Liquidity	Exchange	Rate
Cash	Yes	-	Yes	-
Trade receivables	Yes	-	Yes	-
Other receivables	Yes	-	Yes	-
Accounts payable and accrued liabilities	-	Yes	-	-

The carrying values of cash, trade receivables, accounts payable and accrued liabilities, approximate their fair values due to their relatively short periods to maturity.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

Credit risk

Credit risk arises from cash held with banks and trade receivables and these financial assets are subject to the expected credit loss model. The maximum exposure to credit risk is equal to the carrying value of the financial assets. The objective of managing counterparty credit risk is to prevent losses on financial assets. The Company minimizes the credit risk of cash by depositing with only reputable financial institutions and minimizes the credit risk of trade receivables by monitoring the counterparty’s creditworthiness and setting exposure limits.

To optimize cash flow and reduce the balance of prepaid expenses, the Company is actively negotiating improved credit terms with its suppliers. By securing longer payment periods and more favorable terms, the Company aims to reduce the need for large upfront payments, thereby enhancing liquidity and working capital management. These efforts are expected to strengthen the Company’s financial position and support its long-term growth and sustainability.

The Company applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables and contract assets. The expected credit loss provision is based on the Company’s historical collections and loss experience and incorporates forward-looking factors, where appropriate. The provision matrix below shows the expected credit loss rate for each aging category of trade receivables as at July 31, 2025.

July 31, 2025	Total	0 - 30 Days	31-60 Days	61-90 Days	91-120 Days Over	120 Days
Defaul rates		0.63%	1.40%	2.89%	4.92%	39.47%
Trade receivable	$3,823,232	3,145,320	251,819	152,086	129,888	144,119
Expected credit loss	90,902	19,695	3,534	4,400	6,390	56,883

Trade receivables with specific customers, each with 10% or more of total Company trade receivables are summarized as follows:

	As at	As at
	July 31, 2025	July 31, 2024
Customer 1	$720,601	$203,183
Customer 2	-	130,754
Total aged trade receivables	$720,601	$333,937

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

Sales with specific customers, each with 10% or more of total Company sales, are summarized as follows:

		Period from January 10, 2024 (Date of
	For the year ended July 31, 2025	Incorporation) to July 31, 2024
Customer 1	$2,683,586	$689,740
Customer 2	1,677,980	-
Total Sales	$4,361,566	$689,740

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk by continuously monitoring forecasts and actual cash flows and taking the necessary actions to maintain enough liquidity for operations and for growth objectives.

		Maturing in less
	Carrying amount	than 1 year
As at July, 31, 2025
Accounts payable and accrued liabilities	$6,707,799	$6,707,799
Short term liabilities	1,227,997	-
Lease liabilities	98,724	66,537
Total	$8,034,520	$6,774,336

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates will affect the fair value of a financial instrument or its future cash flows.

The Company operates internationally with a sales coming from United States and other countries. The Company is, therefore, subject to foreign currency risk. The Company reports its financial results in Canadian dollars. The Company incurs expenses in both Canadian and U.S. dollars. To date, the Company has not used foreign currency forward contracts or other hedging strategies to manage its foreign currency exposure.

As of July 31, 2025, the Canadian entities US-dollar net monetary assets totaled approximately US $1,151,433 . A 10% strengthening in the Canadian dollar against the United States dollar as at July 31, 2025 would have increased comprehensive income (loss) and decreased shareholder’s equity by $159,404. A 10% weakening would have had the equal but opposite effect. This analysis assumes that all other variables remain constant.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

Capital management

The Company’s objective in managing capital is to ensure a sufficient liquidity position to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. The Company defines capital as equity and debt, comprised of issued common shares, warrants, contributed surplus, and accumulated deficit. The Company seeks to ensure that it has sufficient cash resources to maintain its ongoing operations and finance its research and development activities, corporate and administration expenses, working capital, and overall capital expenditures.

20.	SEGEMENTED INFORMATION

For management purposes, the Company is organized into operating segments based on its location, and distribution methods. Two operating and three location segments have been identified. These segments: the retail/wholesale segment, which distributes products to different businesses which are subsequently sold to consumers on to end; and the direct-to-consumer segment in which the Company sells its products directly to the consumer. The Company sells its product in Canada, the United States and Internationally.

	For the year ended July 31, 2025
	Retail/Wholesale	Consumer	Total
Canada	$8,388,430	$410,655	$8,799,085
United States	2,906,003	577,888	3,483,891
Other	901,578	-	901,578
Total Segmented Revenues	$12,196,011	$988,543	$13,184,554

	For the date of incorporation, January 10, 2024 to July 31, 2024
	Retail/Wholesale	Consumer	Total
Canada	$1,464,869	$75,384	$1,540,253
United States	370,855	33,696	404,551
Other	127,513	-	127,513
Total Segmented Revenues	$1,963,237	$109,080	$2,072,317

The Company’s operations are managed as a single operating segment. The Chief Operating Decision Maker (the “CODM”) reviews financial performance and allocates resources on a consolidated basis.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

While management monitors revenue by channel and geographic market for internal analysis and uses this information in setting pricing and assessing overall business strategy, discrete measures of profitability, assets, and liabilities by channel or geography are not reported to or reviewed by the CODM. Accordingly, the Company has determined that it operates as a single reportable segment for the purposes of IFRS 8 Operating Segments.

Management has also assessed that the Company’s non-Canadian assets are immaterial.

Revenue by channel is presented below to provide additional information to users of the consolidated financial statements.

Operating segments are reported in a manner consistent with the internal reporting used for the consolidated financial statements.

21.	INCOME TAX

A detailed assessment was performed based on expected future performance and taxable income. The recovery of income taxes attributable to the loss before taxes differs from amounts computed in applying the combined federal and provincial tax rate of 26.5% as a result of the following:

		For the period January 10, 2024
		(date of incorporation) to
	July 31, 2025	July 31, 2024
Net loss before taxes	(13,858,831)	(4,557,491)
Combined tax rates	26.5%	26.5%
Income tax recovery	(3,672,590)	(1,207,735)
Adjustments
Non-deductible expenses and other	146,256	(60,088)
Foreign tax rate differential	-	-
Listing expense	132,500	-
Stock compensation	718,899	210,160
Share issue costs charged to equity	(67,748)	-
Origination and reversal of temporary	2,742,683	1,057,663
Income tax expense (recovery)	-	-

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following temporary differences:

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

		For the period January 10, 2024
		(date of incorporation) to
	July 31, 2025	July 31, 2024
Property plant and equipment	106,180	8,312
Intangible assets	5,089	-
Non-capital losses carried forward	13,228,559	3,508,864
SR&ED expenditure carryforward	462,005	-
Investment tax credits	17,640	-
Share issue costs	562,080	476,743
Lease liabilities	11,845	(2,738)
	14,393,398	3,991,181

Share issue costs will be fully amortized in 2029.

The Company concluded that there is uncertainty regarding the future recoverability of the Company’s deferred income tax assets in future periods. Therefore, deferred tax assets have not been recognized in the financial statements with respect to non-capital losses in the amount of $13,228,559 (2024 - $3,508,864).

22.	COMMITMENTS

On August 1, 2024,The Company entered into a Sponsorship Agreement with Canlan Ice Sports Corp. (“Canlan Sports”). Under this agreement, the Company has been granted exclusive promotional, advertising, sponsorship, and marketing rights associated with community-based hockey in Canada and the United States. The agreement includes the naming rights for the Canlan Sports Etobicoke facility, which will be known as “Cwench Centre”. The total consideration for the sponsorship rights is $2,250,000, payable in quarterly installments over a five-year term ending on July 31, 2029.

23.	OTHER EXPENSE

Subsequent to the year end, the Company received a Canada Revenue Agency (“CRA”) reassessment relating to previously claimed input tax credits for CBL. The allowance involved significant estimation, and the recovery of previously claimed input tax credits cannot be determined at this time. The Company has fully provided an allowance for doubtful HST receivable amounting to $560,523, which was included as Other Expense for the year ended July 31, 2025. Management is the process of filing a notice of objection.

In October 2024, the Company received a settlement amount of $109,888 resulting from a litigation claim, which was included as a recovery in recorded as Other Expense.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Consolidated Financial Statements

For the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024

(expressed in Canadian Dollars)

24.	SUBSQUENT EVENTS

Structure

Cizzle Brands Inc. and Cizzle Brands Ltd. Amalgamated on August 5, 2025

Debt

Subsequent to the year end, the Company repaid $1,227,997 in short term loans and interest (note 12), and secured a new $5 million Revolving Line of Credit with eCapital Asset Based Lending Corp. As noted above, the Company will continue to explore various financing options, through debt and equity markets, to support ongoing operations and working capital needs. As at October 29, 2025, the amount drawn down was CAD$1,452,638 and USD: $295,223.

Short form base shelf prospectus

On October 7, 2025, following the end of the reporting period, the Company filed a short form base shelf prospectus (the “Prospectus”). Under this Prospectus, the Company and its selling securityholders may from time to time offer and issue up to $150 million aggregate initial offering price of various securities during the 25-month effective period. The securities may include common shares, preferred shares, warrants, senior and subordinated unsecured debt securities (including convertible debt), subscription receipts, and units comprised of any combination of these instruments. These offerings may occur separately or together, in series, in amounts and on terms determined at the time of sale, as further detailed in prospectus supplements delivered together with the Prospectus.